Exhibit 99.1

Contact:  Joyce Strand (650) 631-3138

Nektar Announces Exercise of Option to Purchase $10 Million of Convertible Subordinated Notes

San Carlos, CA, July 30, 2003 — Nektar Therapeutics (Nasdaq:NKTR) today announced that initial purchasers have exercised their option to purchase an additional $10 million of Nektar’s 3% convertible subordinated notes due in 2010 as part of a purchase agreement dated June 25, 2003.  This purchase increases the aggregate principal amount of 3% convertible subordinated notes sold to $110 million.  The offering of the notes was made to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended.

The notes bear interest at a rate of 3% per annum and are convertible into shares of Nektar common stock at the rate of approximately 88.1057 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $11.35 per share.  Except for a limited pledge of collateral equal to the initial six payments of interest on the notes, the notes are subordinated to all present and future senior debt of Nektar.

The net proceeds of the offering will be used by Nektar for general corporate purposes, which may include investing in or accelerating various product development programs, undertaking potential acquisitions, and developing technologies.  In addition, Nektar has repurchased $20.5 million in aggregate principal amount of its currently outstanding 3.5% convertible subordinated notes as part of privately negotiated transactions with a limited number of holders of such notes in exchange for cash of approximately $16.2 million in the aggregate.  Nektar may potentially use additional portions of the net proceeds to repurchase additional outstanding convertible subordinated notes and debentures from a limited number of holders in privately negotiated transactions or from a limited number of holders in unsolicited open market transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities are not registered under the Securities Act of 1933, as amended, or any state securities laws.  Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

Nektar Therapeutics provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics.  Nektar’s advanced drug delivery capabilities are designed to enable the company’s biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the lifecycles of established products.

This release contains forward-looking statements that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations.  These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.  Actual results could differ materially from these forward-looking statements.

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